Exhibit 99.1
                                                                    ------------

               List of transactions in the Company Ordinary Shares
               ---------------------------------------------------


                                   Amount of     Amount of    Approximate
                                     Shares        Shares      Price per
  Date             Security          Bought         Sold         Share
------------    ---------------    ----------    ---------    ------------
01/17/05        Ordinary Shares    20,571,785                               (1)
01/17/05 (2)    Ordinary Shares    38,320,365                               (1)
01/17/05        Ordinary Shares                    349,000    (pound)3.3700 (3)
01/17/05 (2)    Ordinary Shares                    651,000    (pound)3.3700 (3)
01/17/05        Ordinary Shares       174,500                 (pound)3.0000 (3)
01/17/05 (2)    Ordinary Shares       325,500                 (pound)3.0000 (3)
01/17/05        Ordinary Shares                    357,900    (pound)2.6700 (4)
01/17/05 (2)    Ordinary Shares                    642,100    (pound)2.6700 (4)
01/17/05        Ordinary Shares                    626,300    (pound)2.8043 (4)
01/17/05 (2)    Ordinary Shares                  1,123,700    (pound)2.8043 (4)
01/17/05        Ordinary Shares                    599,600    (pound)2.7500 (4)
01/17/05 (2)    Ordinary Shares                  1,075,400    (pound)2.7500 (4)
02/03/05        Ordinary Shares     2,215,000                 (pound)2.3996 (4)


(1) These Ordinary Shares were received in connection with the Company's reorganization.

(2) These transactions in Ordinary Shares were effected directly by Windmill. All other transactions listed in this table were effected by Funds other than Windmill.

(3) These transactions were effected in a "when issued" market established in connection with the Company's reorganization.

(4)  These transactions were effected as open market purchases or sales.